Exhibit 99.1

Evolution Petroleum Announces Signing of Agreement to
Acquire Oil and Gas Assets for $27.5 Million

Houston, TX, May 15, 2018 - Evolution Petroleum Corporation (NYSE American: EPM) today announced the signing of a Purchase and Sale Agreement (PSA) to acquire certain oil and gas assets from an affiliate of Enduro Resource Partners LLC (Enduro) for a purchase price of $27.5 million, subject to normal closing adjustments and the outcome of the seller’s Chapter 11 process. This transaction, if consummated, will be a significant step in the Company’s long-term plan to diversify its asset base through the acquisition of primarily long life, producing oil and gas properties.
Evolution Acquisition Efforts
The Company has been actively seeking producing property acquisitions to diversify its asset base after receiving proceeds from the litigation settlement, establishing our new credit agreement with MidFirst Bank and completing the large capital project to install an NGL plant in the Delhi field. Evolution seeks acquisitions that meet the following criteria:

(a)	a substantial majority of the value is attributable to proved developed producing reserves;

(b)	reserves are long life with a favorable reserve to production ratio (R/P)*;

(c)	properties are in locations with access to markets and stable regulatory environments;

(d)	transactions provide a reasonable target rate of return on a risk-adjusted basis;

(e)	transactions are appropriate for the size and capabilities of the Company; and

(f)	transactions will be supportive of the Company’s dividend.

While these criteria serve as our primary objectives, we evaluate a wide range of opportunities based on market availability. Our goal is to build a more diversified asset portfolio over time to support our dividend program and specific transactions may vary from the above criteria.
Early in this process, Evolution engaged an engineering consultant to focus on its acquisition effort and subsequently added additional evaluation resources. The market for properties that meet our criteria has been very active and we have evaluated a number of potential opportunities. This is an ongoing effort and we expect it to continue as long as viable opportunities are available and our objectives are being met.
Highlights of the Enduro Transaction:

•	Diversified package of producing properties in two primary areas:

◦	Permian Basin (approximately 88% of estimated equivalent reserves)

◦	East Texas and North Louisiana (approximately 12% of estimated equivalent reserves)

•	Reserves are 100% non-operated, with quality operating partners

•	Heavily weighted to crude oil, which comprises over 80% of the value of current production

•	Long-life reserves - reserve to production ratio (R/P)* over 11 years
Details of the Transaction:
The total purchase price of the transaction is $27,500,000, subject to customary closing adjustments. The oil and gas properties (Properties) subject to the PSA comprise all of the properties underlying the Enduro Royalty Trust (Trust) and include the working interests owned by Enduro, reduced by an 80% net profits interest (NPI) that was conveyed to the Trust in 2011. The NPI is substantially equivalent to an 80% working interest in the properties, except that the Trust is not subject to any losses or development costs in excess of aggregate monthly cash flows. Any such losses or development costs can, however, be recouped by the Trust’s sponsor (into whose role Evolution would step, as described below) from subsequent cash flows. The Trust, through the NPI, receives its 80% proportionate share of all revenues, net of production taxes, and bears its 80% share of direct operating expenses and development costs. Approximately 85% of the estimated equivalent reserves are operated by major oil and gas companies or large independents.

The PSA also conveys to Evolution the trust units owned by Enduro. In connection with the transaction, Evolution would take responsibility for the current duties of Enduro related to the Trust, including the preparation of financial information and reports in accordance with generally accepted accounting principles (GAAP) for inclusion in the SEC filings of the Trust.
The transaction represents an offer under Section 363 of the U.S. Bankruptcy Code in connection with the Chapter 11 filing of Enduro and certain of its affiliates (but excluding the Trust). Such offers are commonly referred to as “stalking horse” bids and are subject to higher bids, in accordance with the bidding procedures approved by the Bankruptcy Court. Accordingly, the Company cannot be certain that it will complete this transaction. The PSA provides Evolution with certain important protections in this process, including a break-up fee plus expense reimbursement totaling $1,100,000 if Enduro accepts a higher bid for the Properties. Evolution may also submit a higher bid should it choose to. The Section 363 sale process is expected to be concluded by mid-July 2018. Given the competitive nature of the Section 363 process, Evolution will defer the public disclosure of some of the financial information and analysis that it would customarily provide relating to valuation and metrics of the transaction.
Transaction Funding and Capital Available
Evolution intends to fund the closing of this transaction, if completed, primarily with cash on hand, which totaled $27.2 million as of March 31, 2018. The Company currently has no debt outstanding and $40 million of undrawn borrowing base availability under its credit agreement. The current availability is based solely on existing assets without regard to any potential increase in the borrowing base. Accordingly, with these undrawn resources, the Company intends to continue to evaluate asset acquisition opportunities.
About Evolution Petroleum
Evolution Petroleum Corporation is an independent oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership and management of producing oil and gas properties in the U.S. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

* Reserve to production ratio (R/P) is a non-GAAP relative measure of reserves calculated as the remaining proved reserves divided by the current rate of production. In this case, total proved reserves on an equivalent basis (with natural gas converted to oil at the rate of 6:1) were divided by expected equivalent production in the first 12-month period of the reserves report. The Company believes that this measure is a commonly used metric that is relevant to understanding and analyzing reserves and is useful to investors and analysts in comparing companies and transactions to others in the industry. This measure is relevant only on a comparative basis and is not an absolute measure of the expected life of reserves, nor is it intended to convey or predict information about any future event or expected results over any period of time.

Company Contact:
David Joe, CFO
(713) 935-0122
djoe@evolutionpetroleum.com